Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUNGARD CAPITAL CORP.

SunGard Capital Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State on November 7, 2012, set forth herein has been duly adopted in accordance with Sections 242 and 141(f) of the DGCL.

2.	Section D.1 of the Second Amended and Restated Certificate of Incorporation is hereby amended in its entirety as follows:

“1. Name. The name of this Corporation is SunGard.”

3.	This amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of the State of Delaware.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed, this 1st day of June, 2015.

SunGard Capital Corp.

By:	/s/ Leslie S. Brush
Name:	Leslie S. Brush
Title:	Vice President and Secretary

[Signature Page to the Certificate of Amendment – SunGard Capital Corp.]